EXHIBIT 5.1

CAIRNCROSS & HEMPELMANN, P.S.

524 Second Avenue, Suite 500

Seattle, Washington 98104

March 17, 2022

Jones Soda Co.

66 S. Hanford St. Suite 150

Seattle, WA 98134

Re:         Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Jones Soda Co., a Washington corporation (the “Company”), in connection with the preparation and filing by the Company of the Company’s Registration Statement on Form S-1 (the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus contained in the Registration Statement relates to an aggregate of 24,668,471 shares (the “Shares”) of the Company’s common stock (the “Common Stock”) that are issuable as follows: (a) 4,025,035 shares of Common Stock that were issued by the Company to SOL Verano Blocker I LLC upon the conversion of a certain outstanding Convertible Debenture dated July 14, 2021 (the “Convertible Debenture”); (b) 2,834,314 shares of Common Stock issued by the Company to L5 Capital Inc. upon the closing of that certain court-approved plan of arrangement under the Business Corporations Act (British Columbia) (the “Plan of Arrangement”) between the Company and Pinestar Gold Inc. (the “L5 Arrangement Shares”); (c) 1,834,314 shares of Common Stock issued by the Company to Jason I Goldman Professional Corporation upon the closing of the Plan of Arrangement (the “Goldman Arrangement Shares” and, together with the L5 Arrangement Shares, the “Arrangement Shares”); (d) 487,404 shares of Common Stock issuable upon the exercise of a certain outstanding warrant dated March 31, 2021 issued to L5 Capital Inc. and assumed by the Company in connection with the Plan of Arrangement (the “L5 Arrangement Warrant”); (e) 487,404 shares of Common Stock issuable upon the exercise of a certain outstanding warrant dated March 31, 2021 issued to Jason I Goldman Professional Corporation and assumed by the Company in connection with the Plan of Arrangement (the “Goldman Arrangement Warrant” and, together with the L5 Arrangement Warrant, the “Arrangement Warrants”); and (f) an aggregate of 15,000,000 shares of Common Stock issued by the Company on July 11, 2019 to Heavenly Rx Ltd. (“Heavenly”) pursuant to a securities purchase agreement dated as of July 11, 2019 (the “Share Purchase Agreement”) between the Company and Heavenly, of which 9,000,000 shares are held by Heavenly, 4,000,000 shares held by DTI LP, 1,000,000 shares are held by Clive Sirkin and 1,000,000 shares are held by Paul Timothy Norman Trust (collectively, the “Heavenly Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S‑K under the Securities Act. In connection with this opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the following:

1.	The following governing documents of the Company (the “Governing Documents”):

(a)         Articles of Incorporation filed with the Washington Secretary of State effective February 14, 2000, as certified by the Washington Secretary of State as of November 24, 2021 (“Articles of Incorporation”).

(b)         Articles of Merger with Exhibit A – Agreement and Plan of Merger between the Company, and Urban Juice & Soda Company Ltd., a Wyoming corporation, under which the Company is the surviving entity, filed with the Washington Secretary of State effective August 1, 2000, as certified by the Washington Secretary of State as of November 24, 2021.

(c)         Certificate of Administrative Dissolution of the Company as of June 2, 2014, as certified by the Washington Secretary of State as of November 24, 2021.

(d)         Domestic Corporation Reinstatement Report of the Company dated June 16, 2014, filed with the Washington Secretary of State effective June 16, 2014, as certified by the Washington Secretary of State as of November 24, 2021.

(e)         Amended and Restated Bylaws, dated November 4, 2013.

2.         The Board Meeting Minutes relating to the authorization and issuance by the Company of the Convertible Debenture and the underlying shares of Common Stock issued upon the conversion of the Convertible Debenture, the Arrangement Shares, the Arrangement Warrants and the underlying shares of Common Stock issuable upon conversion of the Arrangement Warrants and the Heavenly Shares.

3.         The Registration Statement, including all exhibits thereto.

4.         The following “Transaction Agreements”:

(a)         The form of Convertible Debenture.

(b)         The Plan of Arrangement.

(c)         The L5 Arrangement Warrant.

(d)         The Goldman Arrangement Warrant.

(d)         The Share Purchase Agreement.

5.         The certificates, resolutions and other documents as we have deemed necessary to render the opinion expressed below, including, without limitation, a certificate of the Company dated as of the date hereof (the “Opinion Certificate”).

In rendering the opinions expressed below, we have, with your consent, assumed that the signatures of all parties signing all documents in connection with which this opinion is rendered are genuine (other than persons signing such documents on behalf of the Company), all documents submitted to us as originals or duplicate originals are authentic and complete, and all documents submitted to us as copies, whether certified or not, conform to authentic original documents and have not been further amended or superseded following our review. Additionally, we have, with your consent, assumed and relied upon, the following:

(a)         the accuracy and completeness of all certificates (including, without limitation, the Opinion Certificate) and other statements, documents and records reviewed by us, including, without limitation, all representations, warranties, schedules, and exhibits contained in the Transaction Agreements with respect to the factual matters set forth therein;

(b)         all parties to the documents reviewed by us (other than the Company) are duly organized, validly existing, and in good standing under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified (except where the failure to be so qualified or in good standing would not adversely affect our opinions herein), and have full power and authority and have taken all necessary corporate or other action and have all governmental and third-party consents necessary or desirable to execute, deliver and perform their duties under such documents and to consummate the transactions contemplated thereby, and all such documents have been duly authorized, executed and delivered by such parties;

(c)         each party to the documents reviewed by us (other than the Company) has duly authorized, executed and delivered such documents to which it is a party, and that each of such documents is enforceable against and binding upon each such party thereto;

(d)         once executed, the parties to the Transaction Agreements will have complied with all of their respective representations, warranties, covenants and agreements contained therein; and

(e)          value has been given to the Company in connection with, and the Company will be materially benefited by, the Transaction Agreements.

In rendering this opinion, we have examined only the laws of the State of Washington (“Applicable Law”); however, the term Applicable Law is limited to those laws that a lawyer in the State of Washington exercising customary professional due diligence would reasonably recognize as being directly applicable to the transactions contemplated by the Transaction Agreements. We have not examined the question of which laws would govern the interpretation, construction, or enforcement of the Transaction Agreements. Accordingly, we express no opinion with respect to the laws of any other state, country or jurisdiction, or the applicability of such laws to the Transaction Agreements or the transactions contemplated thereby. In particular, to the extent that Applicable Law would require the application of the laws of any other jurisdiction, no opinion is expressed as to the laws of such other jurisdiction.

In addition, without limiting the foregoing, we express no opinion regarding, and no opinion shall be implied from, the express opinions provided below concerning any federal and state securities statutes. We express no opinion regarding, and no opinion shall be implied from, the express opinions provided below about any rules or regulations promulgated under such statutes, or the applicability of such statutes, rules or regulations to the Transaction Agreements or the transactions contemplated thereby. We further express no opinion regarding the effect of changes after the date hereof in any statutes, rules, or regulations applicable to the Shares or the Transaction Agreements, nor any opinion regarding statutes of limitation, moratoria, or similar actions by federal, state, or local government agencies, legislatures, courts, or other authorities.

We express no opinion with respect to the enforceability of the Transaction Agreements against the Company. We express no opinion with respect to any party other than the Company.

With regard to matters of fact material to the opinions expressed herein, we have relied, without investigation or any duty of inquiry, solely upon and assumed to be true and correct: (a) the representations, warranties, and other statements made by the parties in the Transaction Agreements; (b) the representations and warranties as to factual matters contained in and made by officers of the Company in the Opinion Certificate, including, without limitation, our opinion expressed below as to the fully paid and non-assessable status of the issued shares of capital stock of the Company, to the effect that the Company received full and adequate consideration for such issued shares; (c) the documents and materials referenced herein as reviewed by our firm; and (d) matters within our Actual Knowledge. For purposes of this opinion letter, “Actual Knowledge” means the actual knowledge of facts or other information by Laura Bertin and Eugenie Rivers, the lawyers employed by the undersigned firm who have actually represented the Company in connection with this legal opinion. In particular, we have not engaged in any independent investigation or inquiry into (i) material agreements of the Company or (ii) the existence of any actions or liens filed against the Company.

The opinions expressed in this letter are qualified to the extent that, notwithstanding any provisions in the Transaction Agreements to the effect that such agreements reflect the entire understanding of the parties with respect to the matters described therein, the courts of the State of Washington may consider extrinsic evidence of the circumstances surrounding the negotiation and execution of the Transaction Agreements to ascertain the intent of the parties in using the language employed in such agreements, regardless of whether or not the meaning of the language used in the Transaction Agreements is plain and unambiguous on its face, and may determine that additional or supplemental terms can be incorporated into such agreements.

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Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and are legally issued, fully paid, and non-assessable shares of Common Stock of the Company.

We consent to (a) the use of our firm’s name, Cairncross & Hempelmann, P.S., in the Registration Statement in connection with this opinion, (b) the use of this opinion as an exhibit to the Registration Statement, and (c) the reference to this opinion in the section captioned “Legal Matters” in the prospectus contained in the Registration Statement.

In giving this opinion, we do not admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act or the general rules and regulations thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement, or the prospectus contained in the Registration Statement, within the meaning of the term “expert” as defined in Section 11 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ CAIRNCROSS & HEMPELMANN. P.S.